Exhibit 99.1

Neos Therapeutics Reports Third Quarter 2018 Financial Results

-       Company to host conference call today at 8:30am ET -

Dallas/Fort Worth, Texas, November 9, 2018 — Neos Therapeutics, Inc. (Nasdaq: NEOS), a fully-integrated pharmaceutical company focused on developing, manufacturing, and commercializing innovative modified-release products using its proprietary microparticle, drug delivery technology, today reported financial results for the third quarter ended September 30, 2018 and provided a business update.

“Our ADHD business grew 9% in prescription volume in the third quarter compared to the previous quarter of 2018 and we reported that the net revenue per pack for both Adzenys XR-ODT and Cotempla XR-ODT was $108. This compares to $95 and $89 respectively for the prior quarter. This improvement in net revenue per pack resulted in part from the programs that we are just beginning to implement to accelerate our path to profitability,” said Jerry McLaughlin, Chief Executive Officer of Neos Therapeutics. “With our ADHD products providing a solid and growing base of business, and the additional financial flexibility from our recently completed financing and debt restructuring, we look forward to advancing our whole business and expanding our development pipeline and commercial portfolio. We were pleased to have recently announced the licensing of a pipeline candidate for the treatment of sialorrhea and plan to continue this momentum into 2019.”

Commercial Product Highlights

Neos’ three commercial attention deficit hyperactivity disorder (ADHD) products are Adzenys XR-ODT®, Cotempla XR-ODT® and Adzenys ER™ which launched in May 2016, September 2017 and February 2018, respectively. Continued growth in prescription trends for Adzenys XR-ODT and Cotempla XR-ODT builds momentum for the Neos ADHD franchise.

	Cumulative TRx (3Q18)	Cumulative TRx (3Q17)	Year-over- year increase	Patients switching from another medication (3Q18)
Adzenys XR-ODT®	64,397	48,418	33%	70%
Cotempla XR-ODT®	39,695	N/A	N/A	72%

* As reported by IQVIA

Additional Commercial Product Highlights

•                  Strong Growth Continues Into Second Year of Launch for Cotempla XR-ODT: Monthly prescriptions for Cotempla XR-ODT, as reported by IQVIA, have grown 29.6% per month since its launch in September 2017.

•                  Substantial Increase in Net Revenue Per Pack from Prior Quarter: As of September 30, 2018, the company’s net revenue per pack for Adzenys XR-ODT and Cotempla XR-ODT was $108 compared to $95 and $89, respectively for the quarter ended June 30, 2018. Because of seasonality due to high deductible plans, as an additional comparison, the company’s net revenue per pack for Adzenys XR-ODT in the third quarter of 2017 was $96.

•                  The Number of Prescribers of Neos ADHD Products Continues to Grow: As of September 30, 2018, as reported by IQVIA, 15,036 health care providers had written prescriptions for Adzenys XR-ODT since its launch, and 7,485 health care providers had written prescriptions for Cotempla XR-ODT since its launch.

Corporate Updates

On November 8, 2018, the Company closed an underwritten public offering of 19,999,999 shares of its common stock at a public offering price of $2.30 per share, which includes the exercise in full by the underwriters of their option to purchase up to an additional 2,608,695 shares of common stock. The net proceeds to the company from this offering, after deducting underwriting discounts and commissions and offering expenses payable by the company and taking into account of certain reimbursement by the underwriters, were approximately $43.4 million.

Simultaneous with this financing, the company amended its $60.0 million term loan from Deerfield Management. The company agreed to pay $7.5 million of principal under the Facility otherwise due in May 2019 upon completion of the financing. The Second Amendment provides an option for the $15.0 million principal on the Facility due in May 2020 to be paid in either May 2021 or May 2022 upon the achievement of certain revenue milestones as described in the Second Amendment. Also, pursuant to the Second Amendment, the Company amended and restated its outstanding notes under the Facility in the form of senior secured convertible notes. The Company has the right to pay principal and future interest in shares of Common Stock not to exceed 2,135,625 shares in the aggregate. Additionally, Deerfield has the right to convert the remaining principal under the Facility into shares of Common Stock not to exceed 3,796,668 shares in the aggregate at a conversion price of 95% of the greater of (A) the average of the volume weighted average price per share of the Common Stock for the three trading day period immediately preceding such conversion and (B) $10.00.

Select Financial Results for the Third Quarter Ended September 30, 2018

•                  Total product revenues were $12.5 million for the three months ended September 30, 2018, compared to $7.1 million for the same period in 2017. For the three months ended September 30, 2018, total product revenues were $11.9 million for the Company’s ADHD products and $0.6 million for generic Tussionex.

	Q3 2018	Q3 2017	% Change
Adzenys XR-ODT	$7.0MM	$5.3MM	32.1%
Cotempla XR-ODT	$4.9MM	$0.4MM	1,125.0%
Generic Tussionex	$0.6MM	$1.4MM	(57.1)%
Total	$12.5MM	$7.1MM	76.1%

Adzenys ER revenue was negligible in Q3 2018

•                  The Company reported a gross profit of $5.5 million for the three months ended September 30, 2018, compared to a gross profit of $4.3 million for the same period in 2017.

•                  Research and development expenses for the three months ended September 30, 2018, were $2.0 million compared to $1.8 million for the same period in 2017.

•                  Selling and marketing expenses were $10.4 million for the three months ended September 30, 2018, compared to $12.6 million for the same period in 2017.

•                  General and administrative expenses for the three months ended September 30, 2018, were $3.5 million compared to $3.9 million for the same period in 2017.

•                  The Company reported a net loss of $12.7 million, or $0.43 per share, for the three months ended September 30, 2018, compared to a net loss of $16.3 million, or $0.58 per share, for the same period in 2017.

•                  At September 30, 2018, the Company held $16.6 million in cash and cash equivalents and short-term investments.

Conference Call Details

Neos management will host a conference call and live audio webcast to discuss results and provide a company update at 8:30 a.m. ET today. The live call may be accessed by dialing (877) 388-8985 for domestic calls, or +1 (562) 912-2654 for international callers, and referencing conference ID number 6737227. A live audio webcast for the conference call will be available on the Investor Relations page of the Company’s website at http://investors.neostx.com/.

About Neos Therapeutics

Neos Therapeutics, Inc. (NASDAQ: NEOS) is a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing its proprietary modified-release drug delivery technology platforms. Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), and Adzenys-ER™ (amphetamine) extended-release oral suspension (see Full Prescribing Information, including Boxed WARNING), all for the treatment of ADHD, are three approved products using the Company’s extended-release  technology platform. Additional information about Neos is available at www.neostx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the commercialization of Adzenys XR-ODT, Cotempla XR-ODT™ and Adzenys ER, the prescription growth for our products, our marketing plans, the therapeutic potential of our products, the strategic expansion of our product pipeline and commercial product portfolio, the research and development plan for our potential product candidates, including licensed product candidates, the terms of our amended senior debt facility, our financial position and cash runway, and the growth and profitability of our business. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to market and sell our products, the inherent uncertainty of drug research and development and commercialization, that we may use our cash resources more quickly than anticipated, and other risks set forth under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K as updated by our subsequently filed other SEC filings, including our Quarterly Report(s) on Form 10-Q. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(unaudited)

		December 31,
	September 30, 2018	2017 (as adjusted)
ASSETS
Current Assets:
Cash and cash equivalents	$16,555	$31,969
Short-term investments	—	18,448
Accounts receivable, net of allowances for chargebacks and cash discounts of $1,114 and $1,154, respectively	20,338	13,671
Inventories	11,974	11,732
Other current assets	1,175	3,575
Total current assets	50,042	79,395

Property and equipment, net	8,047	8,203
Intangible assets, net	15,042	16,348
Other assets	149	162

Total assets	$73,280	$104,108

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$7,503	$11,460
Accrued expenses	29,947	20,944
Current portion of long-term debt	16,019	896

Total current liabilities	53,469	33,300

Long-Term Liabilities:
Long-term debt, net of current portion	43,892	58,938
Derivative liability	1,367	1,660
Deferred rent	1,012	1,083
Other long-term liabilities	177	180

Total long-term liabilities	46,448	61,861

Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at September 30, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value, 100,000,000 authorized at September 30, 2018 and December 31, 2017; 29,707,711 and 29,673,910 issued and outstanding at September 30, 2018, respectively; 29,030,757 and 28,996,956 issued and outstanding at December 31, 2017, respectively	30	29
Treasury stock, at cost, 33,801 shares at September 30, 2018 and December 31, 2017	(352)	(352)
Additional paid-in capital	281,331	274,584
Accumulated deficit	(307,646)	(265,308)
Accumulated other comprehensive income (loss)	—	(6)

Total stockholders’ (deficit) equity	(26,637)	8,947

Total liabilities and stockholders’ (deficit) equity	$73,280	$104,108

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2018	2017 (as adjusted)	2018	2017 (as adjusted)
Revenues:
Net product sales	$12,503	$7,100	$34,595	$17,910

Cost of goods sold	6,957	2,823	19,165	10,390
Gross profit	5,546	4,277	15,430	7,520

Research and development	2,037	1,757	6,109	7,173
Selling and marketing expenses	10,446	12,618	34,993	35,030
General and administrative expenses	3,537	3,911	10,588	10,766

Loss from operations	(10,474)	(14,009)	(36,260)	(45,449)

Interest expense	(2,260)	(2,648)	(6,712)	(7,250)
Other income, net	39	403	634	578

Net loss	$(12,695)	$(16,254)	$(42,338)	$(52,121)

Weighted average common shares outstanding used to compute net loss per share, basic and diluted	29,625,792	27,884,983	29,212,856	23,404,617

Net loss per share of common stock, basic and diluted	$(0.43)	$(0.58)	$(1.45)	$(2.23)

Contacts:

Richard Eisenstadt

Chief Financial Officer

Neos Therapeutics

(972) 408-1389

reisenstadt@neostx.com

Sarah McCabe

Stern Investor Relations, Inc.

(212) 362-1200

sarah@sternir.com